Exhibit 99.1


                         Global Cornerstone Group, Inc.






                                LETTER OF INTENT




                                                   January 23, 2006

Mr. Robert Baskind, President
Tilden Associates, Inc.
300 Hempstead Turnpike
West Hempstead, New York 11552

         Re:        Tilden Associates, Inc.
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Dear Mr. Baskind:

We (Global Cornerstone Group, Inc., ("Global") have contracted to become the principle shareholder of Tilden Associates, Inc. ("TLDN" or the "Company"), a Delaware corporation, located at 300 Hempstead Turnpike, West Hempstead, New York 11552, which is a public corporation, traded on the OTCBB, that at the time of the transaction will have no assets or liabilities and approximately ___ shareholders of record. We have offered to acquire 95% of the issued and outstanding shares of common stock in a merger between the two corporations. Said shares will be newly issued by TLDN in the transaction.

By this Letter Agreement the Company is accepting your offer, subject to the terms and conditions set out below:

          1. The transaction will close within 30 days from this date, unless the date of closing is extended by agreement between us, or unless required with respect to Securities and Exchange Commission Filings it shall close when permissible under the Rules and Regulations of the SEC.

          2. During the period between this date and the closing, we will cause the current Company officers to provide to you and your attorneys all original corporate books, records and documents for review, as part of your buyer's due diligence. This will specifically include, but not by way of limitation, the original
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               Minute Books and Stock books of the Company. The Company will have no assets or liabilities at the time of closing. If upon examination of the due diligence by you, this transaction is terminated, the initial good-faith deposit shall be returned to your attorney. Due Diligence shall be completed within Twenty
               (20) days.

          3. During the period between this date and the closing, you will cause the current Company officers and counsel to provide to us and our attorneys all original corporate books, records and documents for review, as part of your buyer's due diligence, as set forth on schedule A, annexed hereto. This will specifically include, but not by way of limitation, the original Minute Books and Stock books of the Company. The Company will have no liabilities at the time of closing. If upon examination of the due diligence by us is unsatisfactory, we shall notify you and this Letter of Intent shall terminate without any further obligation to either party. Prior to the Closing, the operations and assets and liabilities of TLDN shall be removed from the parent company, pursuant to a MBO.

          4. The current management and other insiders of TLDN will agree to a "lock-Up Agreement and Option Purchase" of all shares. The lock-up will be for a period of six (6) months from the date of the closing. At anytime during the six month lock-up period, they agree to give the option to sell their shares at a strike price of $2.00 per share, for any and all shares of common stock. At the expiration of the lock-up period the option will also expire. Thereafter the shareholder are permitted to sell under the limits of Rule 144.

          5. The Company will instruct its outside CPA's and attorneys to interface with you, advisers, to provide all information about the Company and answer all questions. The Company will complete and file all Reports and Forms, and any periodic reports that become due prior to closing

          6. We will conduct a diligence review of the Company, and will contact directly, or through Agents, the Company's officers, directors, attorneys, outside CPA's, any existing creditors, and any potential creditors, in connection with this review. You will conduct a due diligence review of Global, as directed.

          7. As part of the purchase price and consideration paid, the current assets and liabilities of the Company, if any, will be transferred to the current management, leaving the Company with a zero balance sheet.

          8. We shall each bear our own costs associated with the transactions contemplated by this Agreement to the point of closing, and the Company will bear the costs of the reverse split and acquisition after you acquire control, as well as compliance with the Securities Exchange Act of 1934, as amended, if applicable, and corporate law requirements. Global agrees that it is responsible for all accounting and audit fees for the filing of Form 10-KSB and all accounting work with respect to the transaction from the accounting firm of Global's choice.

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If the above terms are acceptable, please sign below, whereby this shall become a binding Agreement between us.

Very truly yours,

By:
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Name:
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Accepted and Agreed:

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Date:
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